Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-1, of Envision Solar International, Inc. and Subsidiary of our report dated March 20, 2019, on the consolidated financial statements of Envision Solar International, Inc. as of December 31, 2018, and 2017 and for each of the two years in the period ended December 31, 2018, included in Pre-Effective Amendment Number 10 to the Registration Statement of Envision Solar International, Inc. on Form S-1 filed on April 15, 2019, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

April 15, 2019